UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

QUEPASA CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74833W206

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Levin IRA Rollover

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 73,817

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 73,817

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 73,817

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.8%

12.	Type of Reporting Person (See Instructions) EP

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 57,378

	6.	Shared Voting Power 711,959

	7.	Sole Dispositive Power 57,378

	8.	Shared Dispositive Power 711,959

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 769,337

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende A. Cohen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 26,992

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 26,992

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,992

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sefra A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 3,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 3,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jesse A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 212

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power 212

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,712

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende Cohen Custodian for Sarah Jane Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 13,275

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 13,275

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,275

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende Cohen Custodian for Clayton Alexander Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 12,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 12,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Kim E. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 7,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 7,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Amy G. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Martha J. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 13,100

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 13,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a/ dated 10/9/1987

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 4,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 4,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 400

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carla Strobel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Brophy Custodian for Abygaele Evelyn Brophy UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Brophy Custodian for Catherine Mary Brophy UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Custodian for Henry Levin UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 1,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 1,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Puddy & Doggie, LLC 20-8519143

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power None.

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power None.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) LLC

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Valcor Partners, LLC 20-3873083

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power None.

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power None.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person None.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) LLC

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Amy L. Greenbaum

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 5,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 5,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Marilyn Kern

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 3,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 3,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth J. Bagan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 5,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 5,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin IRRA FBO Fredric W. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power None.

	6.	Shared Voting Power 529,875

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 529,875

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 529,875

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.4%

12.	Type of Reporting Person (See Instructions) EP

Item 1.
	(a)	Name of Issuer Quepasa Corporation
	(b)	Address of Issuer’s Principal Executive Offices 410 N. 44th Street Suite 450 Phoenix, Arizona 85008

Item 2.
(a)

Name of Person Filing
See Cover Pages, Item 1.  The following have become additional reporting persons:

Fredric Levin Custodian for Henry Levin UTMA
Puddy & Doggie, LLC
Valcor Partners, LLC
Amy L. Greenbaum
John Brophy Custodian for Catherine Mary Brophy UTMA
John Brophy Custodian for Abygaele Evelyn Brophy UTMA
Marilyn Kern
Kenneth Jay Bagan
Fredric W. Levin IRRA FBO Fredric W. Levin

(b)

Address of Principal Business Office or, if none, Residence
All Reporting Persons (as defined below), except for the individuals reported below:

c/o Fredric W. Levin

16 S. Main Street #303

Norwalk, CT  06854

Carla Strobel

29 Blue Ribbon Drive

Westport, CT 06880

Jesse A. Levin and/or Sefra A. Levin

30 Beachside Avenue

Westport, CT 06880

John Brophy (as custodian)

373 South River Road

Calverton, NY  11933

Marilyn Kern

225 Central Park West

Apt. 1501

New York, NY  10024

Kenneth Jay Bagan

c/o Medical Screening Devices

5727 West Howard Street

Niles, IL  20714

	(c)	Citizenship See Cover Pages, Item 4.
	(d)	Title of Class of Securities Common Stock (including securities which represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1))
	(e)	CUSIP Number 74833W206

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
(b) Percent of class:
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

See Cover Pages, Items 5 through 11.

Amounts shown as beneficially owned are as of December 31, 2006.  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 9,754,361 shares of Common Stock outstanding, as reported by the Issuer in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

The securities are held directly by the various parties listed on the cover pages (the “Reporting Persons”).  Fredric Levin shares voting and investment control over such securities (other than 212 shares held by Jesse Levin) and may be deemed to be the beneficial owner of such securities.  Jesse Levin owns 100% of the interests in Valcor Partners, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.  Sefra A. Levin owns 100% of the interests in Puddy & Doggie, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the securities of the Company. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by him, her or it, as the case may be.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
See identities of Reporting Persons on cover pages. See disclaimer in Item 4.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Each of the undersigned hereby agrees that this Amendment to Schedule 13G with respect to the shares of Common Stock of Quepasa Corporation has been filed on behalf of the undersigned.  After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  April 30, 2007

Fredric W. Levin IRA Rollover

Fredric W. Levin

Wende A. Cohen

Sefra A. Levin

Jesse A. Levin

Wende Cohen Custodian for Sarah Jane Cohen UTMA

Wende Cohen Custodian for Clayton Alexander Cohen UTMA

Fredric Levin Trustee Kim E. Levin Trust

Fredric Levin Trustee Amy G. Levin Trust

Martha J. Levin

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987

Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

Carla Strobel

Fredric Levin Custodian for Henry Levin UTMA

Puddy & Doggie, LLC

Valcor Partners, LLC

Amy L. Greenbaum

John Brophy Custodian for Catherine Mary Brophy UTMA

John Brophy Custodian for Abygaele Evelyn Brophy UTMA

Marilyn Kern

Kenneth Jay Bagan

Fredric W. Levin IRRA FBO Fredric W. Levin

By:	/s/ Fredric Levin
Fredric W. Levin,
Individually and as
Attorney-in-fact for the
above-listed Reporting Persons

Power of Attorney

(New Reporting Persons)

The undersigned hereby make, constitute and appoint Fredric W. Levin, acting individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), statements on Schedules 13G or 13D with respect to the securities of Quepasa Corporation, a Nevada corporation, and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a joint filing agreement) that the attorney-in-fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

This Power of Attorney shall remain in effect for a period of two years from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.

Dated:  April 30, 2007

Puddy & Doggie, LLC

/s/ Fredric Levin	/s/ Fredric Levin
Fredric Levin Custodian for Henry Levin UTMA	Fredric Levin, Manager

Valcor Partners, LLC

/s/ Fredric Levin	/s/ Amy L. Greenbaum
Amy L. Greenbaum
Fredric Levin, Manager

/s/ John Brophy	/s/ John Brophy

John Brophy Custodian for Catherine Mary Brophy UTMA	John Brophy Custodian for Abygaele Evelyn Brophy UTMA

/s/ Marilyn Kern	/s/ Kenneth Jay Bagan

Marilyn Kern	Kenneth Jay Bagan

/s/ Fredric Levin

Fredric W. Levin IRRA FBO Fredric W. Levin